Exhibit 99.1

WordLogic Announces Mark Dostie Rejoins as

Chief Technology Officer

VANCOUVER, BRITISH COLUMBIA--(Marketwire -04/24/12)- Frank Evanshen, CEO of WordLogic Corporation (WLGC.PK - News), a predictive intelligence technology company that markets patented solutions for the mobile, tablet, and computer industry, has appointed Mark Dostie as the Company's Chief Technology Officer. Mark Dostie is re-joining WordLogic where he led the original development and invention of WordLogic's patented prediction technology which is part of the company's current IP portfolio.

"To have Mr. Dostie back once again at WordLogic leading our technology strategy assures me that we will achieve our aggressive business goals. The recent $5 million licensing deal, based on patents which Mr. Dostie was instrumental in inventing the technology, its data structures and powerful predictive algorithms, demonstrates the significant value of our IP and WordLogic expects to expand our patent portfolio further under his direction," stated Mr. Evanshen.

Mr. Dostie, with 20 years of professional software engineering experience, has performed as CEO, CTO, Architect and Project Manager at numerous companies including MDA Corporation, PriceWaterhouseCoopers, eMediaIT, and other corporations including both military and commercial concerns. Mark's expertise is diverse and deep with specific expertise in mobile, machine learning, AI and 3D/Gesturing technology.

"I am thrilled to be back at WordLogic and am extremely optimistic about our future. The mobile and tablet data input landscape has seen dramatic change over the last several years and is constantly evolving, which gives us an amazing opportunity to continue to innovate and further enhance our reputation as one of the world's leading predictive intelligence software licensing companies for mobile and tablet devices," said Mr. Dostie.

About WordLogic

WordLogic Corporation (WLGC.PK - News) develops, markets, licenses and sells advanced predictive platform software designed to accelerate information discovery and text input. The Company's innovations operate on a wide variety of devices, including smartphones, PCs, cell phones, Smart TV, media players, automotive navigational systems, infotainment and game consoles. The Company's intellectual property portfolio includes six issued U.S. and European patents and three pending U.S. patent applications.

For more information about WordLogic Corporation, visit www.wordlogic.com. To send a message via Twitter, contact us at www.twitter.com/wordlogiccorp, or visit us on Facebook, www.facebook.com/wordlogiccorp. WordLogic headquarters are located at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the US Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

WordLogic Corporation

Investor Relations

1.866.WORDLOGIC (main office)

IR@WordLogic.com

www.wordlogic.com